This filing is made pursuant
to Rule 424(b)(3) under
the Securities Act of
1933 in connection with
Registration No. 333-74812

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED DECEMBER 26, 2001)

PacifiCare Health Systems, Inc.

420,720 Shares of Common Stock

     This prospectus supplement provides supplementary information regarding a purchase by Acqua Wellington North American Equities Fund, Ltd., or Acqua Wellington, from us of shares of our common stock pursuant to an equity line of financing arrangement, sometimes referred to as an “equity line of credit,” that we have entered into with Acqua Wellington and that is described in the accompanying prospectus. Pursuant to the terms of the equity line of credit, Acqua Wellington, subject to the satisfaction of certain conditions, will purchase from us on May 2, 2002 an aggregate of 420,720 shares of our common stock for total proceeds to us of $9 million minus applicable expenses. Acqua Wellington may resell all of the shares of our common stock that it will so purchase from us under this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from any resales of our common stock made by Acqua Wellington under this prospectus supplement and the accompanying prospectus. Acqua Wellington is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with its sale of our common stock under this prospectus supplement and the accompanying prospectus.

     Our common stock is quoted on the Nasdaq National Market under the symbol “PHSY.” The prices at which Acqua Wellington purchased these shares from us were established under the equity line of credit by reference to prices of our common stock on the Nasdaq National Market for the period beginning April 5, 2002 and ending April 30, 2002, net of a discount of 4.10% per share.

     On April 30, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $30.26 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS AND UNDER “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” IN OUR MOST RECENT FORM 10-K OR FORM 10-Q THAT HAS BEEN FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THAT IS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS.

     You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and Acqua Wellington has not, authorized anyone to provide you with different information. We are not, and Acqua Wellington is not, making an offer of the shares of common stock to be sold under this prospectus supplement and the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus, or that the

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information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2002.

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